Exhibit 99.1

LightPath Technologies, Inc. to Present at the Rodman & Renshaw Annual Global Investment Conference in New York City on Monday, November 10, 2008 at 3:40 p.m. EST

ORLANDO, Fla.—LightPath Technologies, Inc. (LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced that the Company will present at the Rodman & Renshaw Annual Global Investment Conference on Monday, November 10, 2008. The conference will be held on November 10th -12th at the New York Palace Hotel located on 455 Madison Ave. in New York City.

The Company’s presentation will take place in Garrison Salon on the 5th floor at 3:40 p.m. EST. Mr. Jim Gaynor, President and CEO, will present on behalf of the Company and will participate in one-on-one meetings with analysts and investors throughout the three-day event. If you are interested in meeting management please contact Alliance Advisors at (914) 669-0222 or email valter@allianceadvisors.net.

Participation is by invitation and registration is mandatory. For more information on the conference, contact your Rodman & Renshaw representative or visit http://www.RodmanandRenshaw.com.

About Rodman & Renshaw (Nasdaq: RODM - News)

Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM - News) through its subsidiaries, engages in investment banking business. It offers corporate finance services focusing on various public and private equity products, which include private investment in public equity, registered direct offerings, private placements, and public offerings, as well as provides Collateralized Acquisition Pool, a product used to facilitate a targeted acquisition. The company also provides strategic advisory services, which include identifying and evaluating acquisition targets or acquirers; providing valuation analyses; evaluating and proposing financial and strategic alternatives; rendering fairness opinions; advising on timing, structure, and pricing of transaction; assisting in negotiating and closing a transaction; advising on the sale process; and assisting in preparing a memorandum or other sales materials. In addition, it provides merchant banking and asset management services. The company is headquartered in New York, New York.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on The Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
407-382-4003
dcipolla@lightpath.com
or
Alliance Advisors, LLC
Mark McPartland
Vice President
914-669-0222
markmcp@allianceadvisors.net